Edwards Lifesciences Corporation One Edwards Way · Irvine, CA USA · 92614 Phone: 949.250.2500 · Fax: 949.250.2525 www.edwards.com

FOR IMMEDIATE RELEASE

Media Contact:  Sarah Huoh, 949-250-5070
Investor Contact:  David K. Erickson, 949-250-6826

EDWARDS LIFESCIENCES REPORTS FOURTH QUARTER RESULTS
IRVINE, Calif., January 31, 2019 — Edwards Lifesciences Corporation (NYSE: EW), the global leader in patient-focused innovations for structural heart disease and critical care monitoring, today reported financial results for the quarter ended December 31, 2018.
Fourth Quarter and Full Year Highlights
•Q4 sales grew 10.0%; full year 2018 sales grew 8.4%, underlying1 sales grew 10.0%
•Q4 THVT sales grew 14.1%; full year 2018 sales grew 12.8%, underlying sales grew 12.2%
•Full year 2018 EPS grew 25%; adjusted EPS grew 24%
•Reconfirmed 2019 total company adjusted sales and EPS guidance ranges
•Global litigation settlement relating to transcatheter therapies
•SAPIEN 3 Ultra approved in Europe and U.S.
“We are pleased to report strong fourth quarter performance that delivered 10 percent sales growth on an underlying basis, consistent with our expectations, driven by our portfolio of innovative technologies. For the full year 2018, we reported 10 percent growth on an underlying basis, also in line with our guidance. Profitability was also strong in 2018, with adjusted EPS growing over 20 percent, even as we continued to invest aggressively in our innovation initiatives and infrastructure,” said Michael A. Mussallem, chairman and CEO. “We are as convinced as ever in the tremendous opportunity to improve patients’ lives by addressing deadly conditions and bringing significant value to the healthcare system.”
Fourth Quarter 2018 Results
Sales for the quarter ended December 31, 2018 were $978 million, or $983 million on an adjusted basis, both up 10 percent over the prior year. Diluted earnings per share for the quarter was $0.03 per share, while adjusted earnings per share grew 25 percent to $1.17.

Transcatheter Heart Valve Therapies (THVT)
For the quarter, the company reported THVT sales of $592 million, a 14 percent growth rate over the fourth quarter last year, or 11 percent on an underlying basis. Estimated global transcatheter aortic valve replacement (TAVR) procedures continued to grow in the mid-teens. Edwards' worldwide sales grew at a lower rate due to a modest year-over-year share decline as the company continued to exercise price discipline and hold global average selling prices stable. The company estimates its global competitive position remained stable in the second half of 2018.
Edwards has continued the controlled introduction of the SAPIEN 3 Ultra system following recent approvals in Europe and the U.S. In addition, the company's PARTNER 3 low-risk trial results are scheduled for a late-breaker presentation at the American College of Cardiology Scientific Session in March, and the company's guidance continues to assume the receipt of a low-risk indication late this year.
Transcatheter Mitral and Tricuspid Therapies (TMTT)
Fourth quarter sales of the Cardioband system, included in THVT, were approximately $1 million due to ongoing supply constraints. The company continues to invest in its portfolio and plans to achieve significant milestones in 2019. Longer term Edwards continues to estimate the global TMTT opportunity to reach $3 billion by 2024.
Surgical Structural Heart and Critical Care
Surgical Structural Heart sales for the quarter were $207 million, up 1 percent compared to the fourth quarter last year, or up 5.6 percent on an underlying basis. Growth was driven by solid aortic unit volume and continued adoption of its newer premium aortic valves. Edwards also continued launching its INSPIRIS RESILIA aortic valve in all major regions.
Critical Care sales were $178 million for the quarter, representing an increase of 8 percent versus last year, or 10 percent on an underlying basis.  This performance was strong across all product lines, led by demand for HemoSphere and continued growth in Enhanced Recovery. Sales in the U.S. continued to be robust this quarter.
Additional Financial Results
For the quarter, the company’s adjusted gross profit margin was 76.1 percent, compared to 73.8 percent in the same period last year. This improvement reflects favorable foreign exchange rates, the benefit of a more profitable product mix, and the absence of last year’s expenses associated with the closure of a manufacturing plant in Switzerland. These benefits were partially offset by continued investments in manufacturing capacity.
Selling, general and administrative expenses increased 6 percent to $288 million for the quarter, driven primarily by TAVR therapy adoption initiatives, partially offset by lower reported expenses outside the U.S. due to the stronger U.S. dollar.

Research and development investments for the fourth quarter increased 11 percent to $163 million, or 17 percent of sales. This increase was primarily the result of continued investments in transcatheter structural heart programs, including spending on clinical trials.
The company reported a tax benefit to earnings due to deductions resulting from its litigation settlement and intangible asset impairment. Excluding the impact of special items, the tax rate would have been 17 percent.
Free cash flow for the fourth quarter was $235 million, defined as cash flow from operating activities of $293 million, less capital spending of $58 million. For the full year 2018, adjusted free cash flow was $786 million.
Cash, cash equivalents and short-term investments totaled $956 million at December 31, 2018.  Total debt was $594 million.
Special Items
During the quarter, the company recorded a non-cash charge of $116 million related to the impairment of intangible assets, and a $180 million charge related to a previously announced global intellectual property litigation settlement.
Outlook
Overall, 2019 sales guidance for total Edwards remains unchanged. Additionally, the company continues to expect full year 2019 adjusted earnings per share to be between $5.05 and $5.30.
For the first quarter 2019, the company projects total sales to be between $950 million and $1.01 billion, and adjusted EPS of $1.15 to $1.25.
“Our strong 2018 performance reinforces our confidence in our focused innovation strategy and our longer term outlook, and we anticipate an exciting 2019 as we pursue important therapies that will benefit many more patients. We look forward to launching a number of new technologies as well as achieving important milestones across all of our product lines. We are confident that our differentiated strategy and focus on leadership will continue to create value and benefit the patients we serve,” said Mussallem.
 About Edwards Lifesciences
Edwards Lifesciences, based in Irvine, Calif., is the global leader in patient-focused medical innovations for structural heart disease, as well as critical care and surgical monitoring. Driven by a passion to help patients, the company collaborates with the world’s leading clinicians and researchers to address unmet healthcare needs, working to improve patient outcomes and enhance lives. For more information, visit www.Edwards.com and follow us on Twitter @EdwardsLifesci.

Conference Call and Webcast Information
Edwards Lifesciences will be hosting a conference call today at 2:00 p.m. PT to discuss its fourth quarter results.  To participate in the conference call, dial (877) 704-2848 or (201) 389-0893.  For 72 hours following the call, an audio replay can be accessed by dialing (877) 660-6853 or (201) 612-7415 and using conference number 13686196.  The call will also be available via live or archived webcast on the “Investor Relations” section of the Edwards web site at ir.edwards.com or www.edwards.com. A live stream and archived replay can also be accessed via mobile devices by downloading Edwards’ IR App for iPhone and iPad or Android.
This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements can sometimes be identified by the use of words such as “may,” “will,” “should,” “anticipate,” “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “guidance,” “outlook,” “optimistic,” “aspire,” “confident”  or other forms of these words or similar expressions and include, but are not limited to, statements made by Mr. Mussallem, full year and first quarter 2019 financial guidance, statements regarding the potential for future technology segments, projected product approvals, and information in the Outlook section.  Forward-looking statements are based on estimates and assumptions made by management of the company and are believed to be reasonable, though they are inherently uncertain and difficult to predict.  The company's forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement.  If the company does update or correct one or more of these statements, investors and others should not conclude that the company will make additional updates or corrections.
Forward-looking statements involve risks and uncertainties that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements.  Factors that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements include uncertainties associated with new product approvals and therapy adoption, particularly in THVT; unpredictability of new product launches; competitive dynamics; changes to reimbursement scope and amounts for the company's products; the company’s success in developing new products and avoiding manufacturing and quality issues; the impact of currency exchange rates; the timing or results of R&D and clinical trials; unanticipated actions by the U.S. Food and Drug Administration and other regulatory agencies; unexpected litigation impacts or expenses; and other risks detailed in the company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2017. These filings, along with important safety information about our products, may be found at edwards.com.
Edwards, Edwards Lifesciences, the stylized E logo, Cardioband, Edwards SAPIEN, Edwards SAPIEN 3, SAPIEN, SAPIEN 3, SAPIEN 3 Ultra, HemoSphere, INSPIRIS RESILIA and PASCAL are trademarks of Edwards Lifesciences Corporation.  All other trademarks are the property of their respective owners.

[1]
“Adjusted” amounts are non-GAAP items.  Adjusted sales, or “underlying” growth rates, in this press release exclude foreign exchange fluctuations and a sales return reserve related to a surgical heart valve consignment conversion. Adjusted sales and “underlying” growth rates also exclude the prior year positive impact of THVT stocking sales in Germany, and the negative impact of de-stocking. Adjusted earnings per share is a non-GAAP item computed on a diluted basis and in this press release excludes intellectual property litigation income and expenses, amortization of intangible assets, fair value adjustments to contingent consideration liabilities arising from acquisitions, a gain from a significant investment, a sales return reserve related to a surgical heart valve consignment conversion, impairment of long-lived assets, realignment expenses, a pension curtailment gain, charitable contributions to the Edwards Lifesciences Foundation, the impact of THVT stocking sales in Germany, and the impact from implementation of tax law changes and audit settlements. See the Non-GAAP Financial Information page and reconciliation tables below.

EDWARDS LIFESCIENCES CORPORATION
Unaudited Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Net sales	$977.7	$888.5	$3,722.8	$3,435.3
Cost of sales	234.7	235.3	939.4	875.3

Gross profit	743.0	653.2	2,783.4	2,560.0

Selling, general, and administrative expenses	288.1	272.8	1,088.5	990.8
Research and development expenses	163.1	146.6	622.2	552.6
Intellectual property litigation expenses (income), net	194.9	(104.9)	214.0	(73.3)
Change in fair value of contingent consideration liabilities, net	(14.0)	2.6	(5.7)	(9.9)
Special charges, net	116.2	—	116.2	9.7
Other operating expenses	—	—	—	0.7

Operating (loss) income	(5.3)	336.1	748.2	1,089.4

Interest (income) expense, net	(1.8)	(1.0)	(2.1)	2.9
Special charges (gains), net	—	18.5	(7.1)	50.2
Other (income) expense, net	(1.7)	(5.3)	(4.0)	1.4

(Loss) income before (benefit from) provision for income taxes	(1.8)	323.9	761.4	1,034.9

(Benefit from) provision for income taxes	(8.8)	326.7	39.2	451.3

Net income (loss)	$7.0	$(2.8)	$722.2	$583.6

Earnings (loss) per share:
Basic	$0.03	$(0.01)	$3.45	$2.77
Diluted	$0.03	$(0.01)	$3.38	$2.70

Weighted-average common shares outstanding:
Basic	208.1	210.8	209.2	210.9
Diluted	212.2	215.4	213.6	215.9

Operating statistics
As a percentage of net sales:
Gross profit	76.0%	73.5%	74.8%	74.5%
Selling, general, and administrative expenses	29.5%	30.7%	29.2%	28.8%
Research and development expenses	16.7%	16.5%	16.7%	16.1%
Operating (loss) income	(0.5)%	37.8%	20.1%	31.7%
(Loss) income before (benefit from ) provision for income taxes	(0.2)%	36.5%	20.5%	30.1%
Net income (loss)	0.7%	(0.3)%	19.4%	17.0%

Effective tax rate	488.9%	100.9%	5.1%	43.6%

Note: Numbers may not calculate due to rounding.

EDWARDS LIFESCIENCES CORPORATION
Unaudited Balance Sheets
(in millions)

	December 31, 2018	December 31, 2017
ASSETS

Current assets
Cash and cash equivalents	$714.1	$818.3
Short-term investments	242.4	519.2
Accounts and other receivables, net	537.3	479.3
Inventories, net	607.0	554.9
Prepaid expenses	54.3	60.6
Other current assets	131.8	116.9
Total current assets	2,286.9	2,549.2

Long-term investments	506.3	567.0
Property, plant, and equipment, net	867.5	679.7
Goodwill	1,112.2	1,126.5
Other intangible assets, net	343.2	468.0
Deferred income taxes	174.0	167.1
Other assets	33.6	108.9

Total assets	$5,323.7	$5,666.4

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued liabilities	$876.6	$770.3
Short-term debt	—	598.0
Contingent consideration liabilities	—	51.7
Total current liabilities	876.6	1,420.0

Long-term debt	593.8	438.4
Contingent consideration liabilities	178.6	192.6
Taxes payable	259.4	347.5
Uncertain tax positions	124.9	164.6
Other long-term liabilities	150.0	147.1

Stockholders’ equity
Common stock	215.2	212.0
Additional paid-in capital	1,384.4	1,166.9
Retained earnings	2,694.7	1,962.1
Accumulated other comprehensive loss	(138.5)	(132.7)
Treasury stock, at cost	(1,015.4)	(252.1)
Total stockholders’ equity	3,140.4	2,956.2

Total liabilities and stockholders’ equity	$5,323.7	$5,666.4

EDWARDS LIFESCIENCES CORPORATION
Non-GAAP Financial Information

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP historical financial measures. Management makes adjustments to the GAAP measures for items (both charges and gains) that (a) do not reflect the core operational activities of the Company, (b) are commonly adjusted within the Company’s industry to enhance comparability of the Company’s financial results with those of its peer group, or (c) are inconsistent in amount or frequency between periods (albeit such items are monitored and controlled with equal diligence relative to core operations). The Company uses the term "adjusted sales" or “underlying growth rate” when referring to non-GAAP sales information, which excludes foreign exchange fluctuations, the conversion to a consignment inventory system for surgical heart valves ("SHV"), and the positive impact of transcatheter heart valve therapy ("THVT") stocking sales in Germany and the negative impact of de-stocking. The Company uses the term “adjusted” to also exclude intellectual property litigation income and expenses, amortization of intangible assets, fair value adjustments to contingent consideration liabilities arising from acquisitions, gains and losses from significant investments, impairments of long-lived assets, the positive impact of THVT stocking sales in Germany and the negative impact of de-stocking, realignment expenses, the conversion to a consignment inventory system for SHV, charitable contributions to the Edwards Lifesciences Foundation, significant business development transactions, significant pension curtailment or settlement gains and losses, and the impact from implementation of tax law changes.

Fluctuations in exchange rates impact the comparative results and sales growth rates of the Company's underlying business. Management believes that excluding the impact of foreign exchange rate fluctuations from its sales growth provides investors a more useful comparison to historical financial results. The impact of foreign exchange rate fluctuations has been detailed in the "Reconciliation of Sales by Product Group and Region."

Guidance for sales and sales growth rates is provided on an "underlying basis," and projections for diluted earnings per share, net income and growth, gross profit margin, taxes, and free cash flow are also provided on a non-GAAP basis as adjusted for the items identified above due to the inherent difficulty in forecasting such items. The Company is not able to provide a reconciliation of the non-GAAP guidance to comparable GAAP measures due to the unknown effect, timing, and potential significance of special charges or gains, and management's inability to forecast charges associated with future transactions and initiatives.

Management considers free cash flow to be a liquidity measure which provides useful information to management and investors about the amount of cash generated by business operations, after deducting payments for capital expenditures, which can then be used for strategic opportunities or other business purposes including, among others, investing in the Company's business, making strategic acquisitions, strengthening the balance sheet, and repurchasing stock.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results, and evaluating current performance. These non-GAAP financial measures are used in addition to, and in conjunction with, results presented in accordance with GAAP and reflect an additional way of viewing aspects of the Company's operations by investors that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting the Company's business and facilitate comparability to historical periods.

Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies and should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. A reconciliation of non-GAAP historical financial measures to the most comparable GAAP measure is provided in the tables below.

The items described below are adjustments to the GAAP financial results in the reconciliations that follow:

SHV Consignment Conversion - In the first, second, third and fourth quarters of 2018, the Company recorded a sales return reserve of $34.7 million ($30.8 million, net of related costs), $28.4 million ($24.6 million, net of related costs), $14.4 million ($12.9 million, net of related costs), and $5.0 million ($4.2 million, net of related costs) respectively, related to its conversion to a consignment inventory system for surgical heart valves.

THVT Germany Stocking Sales - In the first quarter of 2017, the Company recorded $61.8 million in net stocking sales ($48.0 million, net of related costs) to customers in Germany, as these customers elected to purchase additional inventory in anticipation of a potential supply interruption resulting from intellectual property litigation. In the second, third and fourth quarters of 2017, these customers consumed on a net basis $22.5 million ($17.9 million, net of related costs), $17.0 million ($13.3 million, net of related costs), and $20.9 million ($16.3 million, net of related costs) respectively, of their stocking inventory. In the first quarter of 2018, these customers consumed on a net basis $8.0 million ($6.0 million, net of related costs) of their stocking inventory.

Intellectual Property Litigation Expenses - The Company incurred intellectual property litigation expenses of $5.7 million and $10.2 million in the first quarter of 2018 and 2017, respectively, $5.5 million and $7.7 million in the second quarter of 2018 and 2017, respectively, $7.9 million and $13.7 million in the third quarter of 2018 and 2017, and $12.2 million and $7.6 million in the fourth quarter of 2018 and 2017, respectively. In addition, in the fourth quarter of 2018, the Company recorded a $182.7 million charge related to a litigation settlement, including the write off of certain patents, and in the fourth quarter of 2017, the Company recorded a $112.5 million gain for a litigation payment received related to the theft of trade secrets.

Change in Fair Value of Contingent Consideration Liabilities, net - The Company recorded expenses related to changes in the fair value of its contingent consideration liabilities arising from acquisitions in the amount of $3.8 million and $1.1 million in the first quarter of 2018 and 2017, respectively, and $10.9 million and $3.1 million in the second quarter of 2018 and 2017, respectively, gains of $6.4 million and $16.7 million in the third quarter of 2018 and 2017, and a gain of $14.0 million and expenses of $2.6 million in the fourth quarter of 2018 and 2017, respectively.

Amortization of Intangible Assets - The Company recorded amortization expense related to developed technology, patents and trademarks in the amount of $0.6 million and $2.1 million in the first quarter of 2018 and 2017, respectively, $0.7 million and $2.0 million in the second quarter of 2018 and 2017, respectively, $0.6 million and $2.1 million in the third quarter of 2018 and 2017, respectively, and $0.6 million and $1.6 million in the fourth quarter of 2018 and 2017, respectively.

Impairment of Long-lived Assets - The Company recorded a $116.2 million charge in the fourth quarter of 2018 related to the other-than-temporary impairment of certain developed technology and in-process research and development assets acquired as part of the acquisition of Valtech Cardio Ltd. The Company recorded a $31.2 million charge in the second quarter of 2017 related to the other-than-temporary impairment of one of its cost method investments and an associated long-term asset related to the Company's option to acquire this investee.

Charitable Foundation Contribution - The Company recorded a $25.0 million charge in the fourth quarter of 2017 for a charitable contribution to the Edwards Lifesciences Foundation.

Pension Curtailment Gain - The Company recorded a $7.1 million gain in the first quarter of 2018 related to the curtailment of its defined benefit plan resulting from the closure of its manufacturing plant in Switzerland.

Investment Gain - In the fourth quarter of 2017, in connection with the acquisition of Harpoon Medical, Inc., the Company remeasured its previously held ownership interest to fair market value and recognized a gain of $6.5 million.

Realignment Expenses - The Company recorded a $10.2 million charge in the third quarter of 2017 related to the severance expenses and other costs associated with the closure of its manufacturing plant in Switzerland.

Provision for Income Taxes - During the first quarter of 2018, the Company recorded a $24.0 million tax expense to adjust its estimated provisional amounts related to the implementation of U.S. tax law changes. During the second quarter of 2018, the Company recorded a $36.1 million tax benefit related to the settlement of tax audits and a $17.3 million benefit related to the reorganization of a foreign entity and adjustments to estimated provisional amounts resulting from the U.S. tax law changes. During each of the third and fourth quarters of 2018, the Company recorded an additional $4.6 million benefit related to the reorganization of a foreign entity. During the fourth quarter of 2017, the Company recorded a $262.0 million tax expense related to the implementation of U.S. tax law changes and a $12.9 million tax benefit related to a tax audit settlement.
The income tax impact of the expenses and gains discussed above is based upon the items' forecasted effect upon the Company's full year effective tax rate. Adjustments to forecasted items unrelated to these expenses and gains, as well as impacts related to interim reporting, will have an effect on the income tax impact of these items in subsequent periods.

Adjusted Free Cash Flow - The Company defines free cash flow as cash flows from operating activities less capital expenditures. During 2018, the Company excluded from its calculation of free cash flow payments related to tax audit settlements and the repatriation tax resulting from the U.S. tax law changes. During 2017, the Company excluded from its calculation of free cash flow a receipt of a litigation payment and the amount of an escrow deposit related to the purchase of a building

EDWARDS LIFESCIENCES CORPORATION
Unaudited Reconciliation of GAAP to Non-GAAP Financial Information
(in millions, except per share and percentage data)

GAAP TO ADJUSTED RECONCILIATIONS

	Three Months Ended December 31, 2018
	Net Sales	Gross Profit Margin	Operating Income	Net Income	Diluted EPS	Effective Tax Rate
GAAP	$977.7	76.0%	$(5.3)	$7.0	$0.03	488.9%
Non-GAAP adjustments: (A) (C)
SHV consignment conversion	5.0	—	4.2	4.2	0.01	(129.4)
Intellectual property litigation expenses	—	—	194.9	194.9	0.70	(179.0)
Change in fair value of contingent consideration liabilities, net	—	—	(14.0)	(14.0)	(0.07)	(77.4)
Amortization of intangible assets	—	0.1	0.6	0.6	—	46.8
Impairment of long-lived assets	—	—	116.2	116.2	0.52	(87.9)

Provision for income taxes
Tax effect on non-GAAP adjustments (B)	—	—	—	(55.8)	—	—
Impacts from U.S. tax legislation	—	—	—	(4.6)	(0.02)	(45.8)
Ongoing tax impact of non-fourth quarter items (D)	—	—	—	0.1	—	1.0
Adjusted	$982.7	76.1%	$296.6	$248.6	1.17	17.2%

	Three Months Ended December 31, 2017
	Net Sales	Gross Profit Margin	Operating Income	Net Income	Diluted EPS	Effective Tax Rate
GAAP	$888.5	73.5%	$336.1	$(2.8)	$(0.01)	100.9%
Non-GAAP adjustments: (A) (C)
THVT Germany stocking sales	20.9	0.1	16.3	16.3	0.06	(5.7)
Intellectual property litigation expenses	—	—	(104.9)	(104.9)	(0.31)	46.5
Change in fair value of contingent consideration liabilities, net	—	—	2.6	2.6	0.01	(1.0)
Amortization of intangible assets	—	0.2	1.6	1.6	—	(0.4)
Charitable foundation contribution	—	—	—	25.0	0.07	(6.7)
Investment gain	—	—	—	(6.5)	(0.03)	3.1

Provision for income taxes
Tax effect on non-GAAP adjustments (B)	—	—	—	23.9	—	—
Tax audit settlements	—	—	—	(12.9)	(0.06)	5.9
Impacts from U.S. tax legislation	—	—	—	262.0	1.22	(121.9)
Ongoing tax impact of non-fourth quarter items (D)	—	—	—	(1.2)	(0.01)	0.6
Adjusted	$909.4	73.8%	$251.7	$203.1	0.94	21.3%

	Twelve Months Ended December 31, 2018
	Net Sales	Gross Profit Margin	Operating Income	Net Income	Diluted EPS	Effective Tax Rate
GAAP	$3,722.8	74.8%	$748.2	$722.2	$3.38	5.1%
Non-GAAP adjustments: (A) (C)
SHV consignment conversion	82.5	0.3	72.5	72.5	0.26	1.2
THVT Germany stocking sales	8.0	—	6.0	6.0	0.02	0.1
Intellectual property litigation expenses	—	—	214.0	214.0	0.77	3.1
Change in fair value of contingent consideration liabilities, net	—	—	(5.7)	(5.7)	(0.04)	0.2
Amortization of intangible assets	—	—	2.5	2.5	0.01	—
Impairment of long-lived assets	—	—	116.2	116.2	0.51	0.1
Pension curtailment gain	—	—	—	(7.1)	(0.03)	—

Provision for income taxes
Tax effect on non-GAAP adjustments (B)	—	—	—	(78.0)	—	—
Tax audit settlements	—	—	—	(36.1)	(0.17)	3.4
Impacts from U.S. tax legislation	—	—	—	(2.5)	(0.01)	0.2
Ongoing tax impact of non-fourth quarter items (D)	—	—	—	0.3	—	—
Adjusted	$3,813.3	75.1%	$1,153.7	$1,004.3	4.70	13.4%

	Twelve Months Ended December 31, 2017
	Net Sales	Gross Profit Margin	Operating Income	Net Income	Diluted EPS	Effective Tax Rate
GAAP	$3,435.3	74.5%	$1,089.4	$583.6	$2.70	43.6%
Non-GAAP adjustments: (A) (C)
THVT Germany stocking sales	(1.4)	—	(0.5)	(0.5)	—	—
Intellectual property litigation expenses	—	—	(73.3)	(73.3)	(0.21)	0.5
Change in fair value of contingent consideration liabilities, net	—	—	(9.9)	(9.9)	(0.05)	0.4
Amortization of intangible assets	—	0.3	7.8	7.8	0.03	(0.1)
Charitable foundation contribution	—	—	—	25.0	0.07	(0.1)
Impairment of long-lived assets	—	—	—	31.2	0.09	(0.2)
Investment gain	—	—	—	(6.5)	(0.03)	0.3
Realignment expenses	—	—	9.7	10.2	0.04	(0.3)

Provision for income taxes
Tax effect on non-GAAP adjustments (B)	—	—	—	3.0	—	—
Tax audit settlements	—	—	—	(12.9)	(0.06)	1.3
Impacts from U.S. tax legislation	—	—	—	262.0	1.22	(25.8)
Adjusted	$3,433.9	74.8%	$1,023.2	$819.7	3.80	19.6%

(A)	See description of non-GAAP adjustments on the "Non-GAAP Financial Information" page.

(B)
The tax effect on non-GAAP adjustments is calculated based upon the impact of the relevant tax jurisdictions’ statutory tax rates on the Company’s estimated annual effective tax rate, or discrete rate in the quarter, as applicable. The tax effect on the THVT Germany stocking sales adjustment is calculated using the global effective tax rate.

(C)
All amounts are tax effected, calculated based upon the impact of the relevant tax jurisdictions’ statutory tax rates on the Company’s estimated annual effective tax rate, or discrete rate in the quarter, as applicable.

(D)	Quarterly adjustment required to spread the full year tax impact of previously reported items.

RECONCILIATION OF GAAP OPERATING CASH FLOW TO ADJUSTED FREE CASH FLOW

	Twelve Months Ended December 31,
	2018	2,017
Net cash provided by operating activities	$926.8	$1,000.7
Capital expenditures	(238.7)	(168.1)
Tax audit settlements	56.7	—
Repatriation tax payments	41.0	—
Deposit of cash in escrow	—	(25.0)
Litigation settlement	—	(112.5)
Adjusted Free Cash Flow (A)	$785.8	$695.1

(A)	See description of “Adjusted Free Cash Flow” on the Non-GAAP Financial Information page.

RECONCILIATION OF SALES BY PRODUCT GROUP AND REGION

					2018 Adjusted			2017 Adjusted
Sales by Product Group (QTD)	4Q 2018	4Q 2017	Change	GAAP Growth Rate*	SHV Consignment Conversion	Germany Stocking	4Q 2018 Adjusted Sales	Germany Stocking	FX Impact	4Q 2017 Adjusted Sales	Underlying Growth Rate *
Transcatheter Heart Valve Therapy	$592.4	$519.3	$73.1	14.1%	$—	$—	$592.4	$20.9	$(7.6)	$532.6	11.2%
Surgical Heart Valve Therapy	207.2	204.9	2.3	1.1%	5.0	—	212.2	—	(3.9)	201.0	5.6%
Critical Care	178.1	164.3	13.8	8.4%	—	—	178.1	—	(2.9)	161.4	10.3%
Total	$977.7	$888.5	$89.2	10.0%	$5.0	$—	$982.7	$20.9	$(14.4)	$895.0	9.8%

					2018 Adjusted			2017 Adjusted
Sales by Product Group (YTD)	YTD 4Q 2018	YTD 4Q 2017	Change	GAAP Growth Rate*	SHV Consignment Conversion	Germany Stocking	YTD 4Q 2018 Adjusted Sales	Germany Stocking	FX Impact	YTD 4Q 2017 Adjusted Sales	Underlying Growth Rate *
Transcatheter Heart Valve Therapy	$2,286.7	$2,027.2	$259.5	12.8%	$—	$8.0	$2,294.7	$(1.4)	$20.0	$2,045.8	12.2%
Surgical Heart Valve Therapy	761.6	807.1	(45.5)	(5.6)%	82.5	—	844.1	—	9.2	816.3	3.4%
Critical Care	674.5	601.0	73.5	12.2%	—	—	674.5	—	5.1	606.1	11.3%
Total	$3,722.8	$3,435.3	$287.5	8.4%	$82.5	$8.0	$3,813.3	$(1.4)	$34.3	$3,468.2	10.0%

					2018 Adjusted			2017 Adjusted
Sales by Region (QTD)	4Q 2018	4Q 2017	Change	GAAP Growth Rate*	SHV Consignment Conversion	Germany Stocking	4Q 2018 Adjusted Sales	Germany Stocking	FX Impact	4Q 2017 Adjusted Sales	Underlying Growth Rate *
United States	$545.0	$493.7	$51.3	10.4%	$5.0	$—	$550.0	$—	$—	$493.7	11.4%
Europe	225.8	204.0	21.8	10.7%	—	—	225.8	20.9	(8.7)	216.2	4.4%
Japan	107.3	97.3	10.0	10.2%	—	—	107.3	—	(0.6)	96.7	11.0%
Rest of World	99.6	93.5	6.1	6.7%	—	—	99.6	—	(5.1)	88.4	12.7%
International	432.7	394.8	37.9	9.6%	—	—	432.7	20.9	(14.4)	401.3	7.8%
Total	$977.7	$888.5	$89.2	10.0%	$5.0	$—	$982.7	$20.9	$(14.4)	$895.0	9.8%

					2018 Adjusted			2017 Adjusted
Sales by Region (YTD)	YTD 4Q 2018	YTD 4Q 2017	Change	GAAP Growth Rate*	SHV Consignment Conversion	Germany Stocking	YTD 4Q 2018 Adjusted Sales	Germany Stocking	FX Impact	YTD 4Q 2017 Adjusted Sales	Underlying Growth Rate *
United States	$2,055.3	$1,907.6	$147.7	7.7%	$82.5	$—	$2,137.8	$—	$—	$1,907.6	12.1%
Europe	885.1	831.0	54.1	6.5%	—	8.0	893.1	(1.4)	32.9	862.5	3.5%
Japan	396.8	350.3	46.5	13.3%	—	—	396.8	—	4.3	354.6	11.9%
Rest of World	385.6	346.4	39.2	11.4%	—	—	385.6	—	(2.9)	343.5	12.3%
International	1,667.5	1,527.7	139.8	9.2%	—	8.0	1,675.5	(1.4)	34.3	1,560.6	7.4%
Total	$3,722.8	$3,435.3	$287.5	8.4%	$82.5	$8.0	$3,813.3	$(1.4)	$34.3	$3,468.2	10.0%

* Numbers may not calculate due to rounding.